Merrill Lynch U.S. Government Mortgage Fund

File No. 811-4077

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending February 28, 2003, Merrill Lynch U.S. Government Mortgage Fund (the “Registrant”) acquired substantially all of the assets and assumed substantially all of the liabilities of Mercury U.S. Government Securities Fund (“Mercury Fund”), a series of The Asset Program, Inc. (“Asset Program”), File No. 811-7177.

At meetings of the Boards of Directors of the Registrant and Mercury Fund, held on April 10, 2002, the Boards of Directors approved an Agreement and Plan of Reorganization (the “Reorganization”), providing for the acquisition of the assets and assumption of the liabilities of Mercury Fund by the Registrant; the issuance of shares of beneficial interest of the Registrant to Mercury Fund for distribution to the stockholders of Mercury Fund; and the termination of Mercury Fund as a series of Asset Program under Maryland law.

On July 24, 2002, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-97055 and 811-4077) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Mercury Fund.  Post-Effective Amendment No. 1 to the N-14 Registration Statement was filed on November 12, 2002.  The N-14 Registration Statement as so amended was declared effective by the Commission on August 22, 2002.

On October 17, 2002, the shareholders of the Registrant and Mercury Fund approved the Reorganization at a special meeting of shareholders held for that purpose.  On October 21, 2002 (the “Reorganization Date”), pursuant to the Agreement, Mercury Fund transferred assets valued at $82,224,653.25 to the Registrant and received in exchange 8,041,828 newly-issued Class A, Class B, Class C, and Class D shares of the Registrant comprised of 545,301 Class A shares, 4,832,482 Class B shares, 2,034,741 Class C shares and 629,304 Class D shares.  Such shares were then distributed to the shareholders of Mercury Fund on that date in proportion to each shareholder’s interest (by Class) in the assets transferred.  The Mercury Fund ceased offering shares as of Reorganization effective date.